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[DORAL FINANCIAL CORPORATION LOGO]


August 1, 2003                           FOR IMMEDIATE RELEASE
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Contacts:

Richard F. Bonini                        Mario S. Levis
Senior Executive Vice President          Senior Executive Vice President
   and Chief Financial Officer              and Treasurer
Tel:  212-329-3728                       Tel:  787-474-6709


           DORAL FINANCIAL ADDRESSES INVESTOR CONCERNS REGARDING THE
        IMPACT OF RECENT INCREASES IN MORTGAGE RATES ON REFINANCINGS IN
                             U.S. MORTGAGE MARKET

         San Juan, Puerto Rico, August 1, 2003 - Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE:
DRL), stated that contrary to what may be perceived in the U.S. mortgage market, he did not anticipate that the recent increase in mortgage rates would have an adverse effect in the profitability of Doral's loan production in the Puerto Rico market and that it represented an opportunity for Doral to realize additional profits by widening Doral's tax-exempt interest spread and by increasing the value of its servicing portfolio. In a variety of interest rate scenarios, the Company has realized quarterly record earnings consecutively for the last five and a half years.

         Mr. Levis explained that in Puerto Rico, refinancing loans tend to be driven by debt consolidation. Borrowers consolidate a number of consumer loans with relatively high monthly payments into one single much lower mortgage payment. Interests on consumer loans are by far much higher in Puerto Rico than those in mortgage loans and they are not tax deductible, while mortgage interests are. In 1999, when mortgage interest rates were much higher, Doral's refinancings were at 61% of total loan production versus 55% in the first half of 2003. Mr. Levis was quoted in Doral's earnings release issued on July 7, 1999 as follows: "Our loan production and net income were the highest recorded for any second quarter in the history of the company. We are particularly pleased that, in contrast to the situation on the U.S. mainland where mortgage bankers have recently experienced a sharp decline in refinancings as mortgage rates have risen, our refinancings continue to run at their usual level of around 60% of total originations. Loan production continues to be strong in Puerto Rico in a climate of consistent demand for new housing. The interest on FHA/VA loans for new housing continues to enjoy local tax exemption."
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         In 2003, the existing demand for new housing in Puerto Rico remains very strong and so is Doral's share of this new housing market with a substantial pipeline, especially in the vast number of programs of subsidized affordable housing loans throughout Puerto Rico. These programs should continue growing in the future and Doral should continue to benefit the most from them, by being the dominant lender in the Puerto Rico housing market.

         Mr. Levis concluded by reiterating his optimism for the remainder of the year 2003 and the future. Additionally, Doral's present income has diversified significantly. Commercial banking, insurance agency and securities brokerage, contributed 54% of the total income in the second quarter of this year, while four years ago, it was only 11%.

         Finally, Mr. Levis is pleased to advise that on July 31, 2003, Fitch Ratings upgraded Doral's senior unsecured debt from "BBB" to "BBB+."





FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's future economic performance. The words or phrases "expect," "anticipate," "look forward," "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


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